Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

LYRIS, INC.

FIRST:	The name of this corporation shall be: Lyris, Inc. (the “Corporation”).

SECOND:	Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is The Corporation Trust Company.

THIRD:	The purpose or purposes of the Corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH:	The total number of shares which the Corporation shall have authority to issue is two thousand (2,000) shares of common stock, par value $0.0001 per share (the “Common Stock”). The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article Fourth.

COMMON STOCK

1. Ranking. Except as otherwise expressly set forth herein, the shares of Common Stock shall be identical and entitle the holders thereof to the same rights and privileges.

2. Voting.

(a) Election of Directors. The holders of Common Stock shall be entitled to elect a number of the directors of the Corporation equal to a number as may be designated by the stockholders or the Board of Directors in accordance with the applicable provisions of the by laws of the Corporation and applicable law. Such directors shall be the candidates receiving the greatest number of affirmative votes entitled to be cast, with votes cast against such candidates and votes withheld having no legal effect. The election of such directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by laws of the Corporation, or by consent in lieu thereof in accordance with the by-laws of the Corporation. If a person elected in accordance with the foregoing provisions should cease to be a director for any reason, the vacancy shall only be filled by the vote of the outstanding shares entitled to vote for such directors, in the manner and on the basis specified above or as otherwise provided by law. If at any time fewer than the number of directors indicated above have been elected, the Board of Directors shall nonetheless be deemed duly constituted.

(b) Other Voting. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders as a single class upon any items submitted to a vote of stockholders, except as otherwise provided herein.

3. Dividends. The holders of Common shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Common Stock sharing ratably on a pari passu basis in such dividends.

4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary, the holders of Common Stock shall be entitled to share ratably on a pari passu basis in the remaining assets of the Corporation available for distribution.

5. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock.

FIFTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SIXTH:	Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

SEVENTH:	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. No amendment, modification or repeal of this Article SEVENTH shall adversely affect the rights and protection afforded to a director of the Corporation under this Article SEVENTH for acts or omissions occurring prior to such amendment, modification or repeal.

EIGHTH:	Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.